Exhibit 99.1

Systemax Inc. Announces Extended Credit Agreement

PORT WASHINGTON, NY, November 2, 2010 — Systemax Inc. (NYSE: SYX) today announced that on October 27, 2010 it entered into an amended and restated credit agreement between the Company and certain subsidiaries and a syndicate of leading banks.

The credit agreement provides for a five-year revolving credit facility of $125 million, with the opportunity to increase to $200 million, subject to terms and conditions. The agreement is secured, with certain limited exclusions, by the assets of the borrowers and allows for borrowings based on amounts of qualifying assets, principally accounts receivable and inventories.  The Lead Arranger and Bookrunner is J.P. Morgan Securities LLC.; the Administrative Agent is JPMorgan Chase Bank, N.A. along with Co-Agents HSBC Bank USA, N.A. and Wells Fargo Capital Finance, LLC, part of Wells Fargo & Company.

Larry Reinhold, Executive Vice President and Chief Financial Officer, commented, “The increased facility reflects lenders’ confidence in Systemax and ensures we have sufficient funding for our current business operations.”

The Company will be filing a Form 8-K with the Securities and Exchange Commission, which will include additional details about the agreement.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Dianne Pascarella / Nancy Zachary
Brainerd Communicators, Inc.
212-986-6667
pascarella@braincomm.com
nancy@braincomm.com

- ### -